Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated August 26, 2011, with respect to the consolidated financial statements of Allied Production Services, Inc. and Subsidiaries, included in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-176603) and related Prospectus of Forum Energy Technologies, Inc.

/s/ Ernst & Young LLP

Houston, Texas

March 28, 2012